                                                                   Exhibit 12(a)


                       PPL CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Millions of Dollars)


                                                                          12 Months                    12 Months
                                                                            Ended                        Ended
                                                                          June 30,                    December 31,
                                                                         ----------  ----------------------------------------------

                                                                            2001        2000      1999 (c)    1998 (c)    1997 (c)
                                                                         ----------  ----------  ----------  ----------  ----------
Fixed charges, as defined:
     Interest on long-term debt.......................................   $      340  $      323  $      233  $      203  $      196
     Interest on short-term debt and other interest...................           63          64          47          33          26
     Amortization of debt discount, expense and premium - net.........            6           5           4           2           2
     Interest on capital lease obligations:
       Charged to expense.............................................                        4           9           8           9
       Capitalized....................................................                                    1           2           2
     Estimated interest component of operating rentals................           41          25          20          18          15
                                                                         ----------  ----------  ----------  ----------  ----------

            Total fixed charges.......................................   $      450  $      421  $      314  $      266  $      250
                                                                         ==========  ==========  ==========  ==========  ==========

Earnings, as defined:
     Net income (a)...................................................   $      598  $      491  $      492  $      379  $      296
     Preferred security dividend requirements.........................           32          26          26          25          24
     Less undistributed income of equity method investments...........           63          74          56           3         (25)
                                                                         ----------  ----------  ----------  ----------  ----------
                                                                                567         443         462         401         345

Add (Deduct):
     Income taxes.....................................................          316         294         174         259         238
     Amortization of capitalized interest on capital leases...........                        2           2           2           2
     Total fixed charges as above (excluding capitalized
       interest on capitalized lease obligations).....................          450         421         313         264         248
                                                                         ----------  ----------  ----------  ----------  ----------

            Total earnings............................................   $    1,333  $    1,160  $      951  $      926  $      833
                                                                         ==========  ==========  ==========  ==========  ==========

Ratio of earnings to fixed charges (b)................................         2.96        2.75        3.03        3.48        3.33
                                                                         ==========  ==========  ==========  ==========  ==========


(a)    2001, 2000, 1999 and 1998 net income excluding extraordinary items.
(b) Based on earnings excluding nonrecurring items, the ratio of earnings to fixed charges are: June 2001, 2.89; 2000, 2.66; 1999, 2.80; 1998, 3.10;
       and 1997, 3.51.
(c) Ratio of earnings to fixed charges for years 1999 and prior were recalculated to give proper effect of undistributed earnings of equity method investments.